UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report: December 18, 2009

(Date of earliest event reported)

Markel Corporation

(Exact name of registrant as specified in its charter)

Virginia	001-15811	54-1959284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4521 Highwoods Parkway

Glen Allen, Virginia 23060-6148

(804) 747-0136

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Paul W. Springman, who has been on a leave of absence since October 2009, has resigned as President and Chief Operating Officer of Markel Corporation, effective January 1, 2010, to pursue other interests. As reported previously, Mr. Springman’s responsibilities have been assumed by other members of the Company’s senior management team.

Mr. Springman has entered into a Separation Agreement and Full and Final Release of Claims with the Company. Under the terms of the separation agreement, Mr. Springman will continue to receive his salary at its current annual level of $535,000 for two years. Mr. Springman will also receive a lump sum payment of $330,000 in July, 2010. The separation agreement also provides that Mr. Springman may not compete with the Company for a period of two years. 3,573 unvested restricted stock units previously awarded to Mr. Springman will be forfeited upon termination of employment as provided under the terms of the restricted stock unit awards. A copy of the separation agreement is filed as an exhibit to this report.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

10.1	Separation Agreement and Full and Final Release of Claims between Paul William Springman and Markel Corporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

MARKEL CORPORATION

Date: December 23, 2009	By:	/S/ D. MICHAEL JONES
	Name:	D. Michael Jones
	Title:	General Counsel and Secretary

Exhibit Index

Exhibit	Description

10.1	Separation Agreement and Full and Final Release of Claims between Paul William Springman and Markel Corporation